Exhibit 21.1

Name	Jurisdiction of Formation
Hourglass Acquisition I, LLC	Delaware
Preferred Rocks USS Inc.	Delaware
Hourglass Holdings, LLC	Delaware
USS Holdings, Inc.	Delaware
U.S. Silica Company	Delaware
Pennsylvania Glass Sand Corporation	Delaware
The Fulton Land and Timber Company	Pennsylvania
Ottawa Silica Company	Delaware
Ottawa Silica Company, Ltd.	Quebec, Canada
Coated Sand Solutions, LLC	Delaware
Cadre Services Inc.	Delaware
Cadre Material Products, LLC	Texas
Fairchild Silica, LLC	Delaware
Utica Silica, LLC	Delaware
Tyler Silica Company	Delaware
New Birmingham Resources, LLC	Texas
NBR Sand, LLC	Texas
NBR Maritime I, LLC	Texas
NBR Maritime II, LLC	Texas
Sandbox Enterprises, LLC	Texas
Oren Technologies, LLC	Texas
Sandbox Leasing, LLC	Texas
Sandbox Logistics, LLC	Texas
Sandbox Transportation, LLC	Texas
Mississippi Sand, LLC	Missouri
Arcadia Sand, LLC	Delaware
Boss Energy Resources, LLC	Delaware
Seagraves Development, LLC	Delaware
EP Minerals Holdings, Inc.	Delaware
EP Acquisition, LLC	Delaware
EP Management Corporation	Delaware
EP Minerals, LLC	Delaware
2473428 Ontario, Inc.	Ontario, Canada
EP Engineered Clays Corporation	Delaware
EP Minerals International S.A.S.	France
EP Minerals Europe Verwaltungs und Beteiligungs GmbH	Germany
EP Minerals Europe GmbH & Co. KG	Germany
EP Mexican Parent, Inc.	Delaware
EP Minerals de Mexico S. de R.L. de C.V.	Mexico
Celatom de Mexico S. de R.L. de C.V.	Mexico
Kermit Pipeline, LLC (50% ownership)	Texas
Spruce Acquisition, LLC	Delaware